Exhibit 10.1

MEMBERSHIP INTEREST EXCHANGE AGREEMENT

This MEMBERSHIP INTEREST EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of February 15, 2018 (the “Effective Date”) by and among Fintech Holdings, LLC, an Oregon limited liability company ("Fintech") and Genesis Financial, Inc., a Wyoming corporation (the “Genesis”). Fintech and Genesis are collectively referred to as the “Parties” and individually, are referred to as a “Party”.

WHEREAS, all the members of Fintech (“Members”) hold in the aggregate twenty-six million four hundred thirty five thousand six hundred and four (26,435,604) membership units of Fintech which represent all of the issued and outstanding membership units of Fintech ("Units");

WHEREAS, Fintech desires to sell, and Genesis desires to purchase, free and clear of any and all Encumbrances, the Units in exchange for an aggregate of twenty-six million four hundred thirty five thousand six hundred and four (26,435,604) shares of common stock, par value $0.001 per share, of Genesis (the “Exchange Shares”), as set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1

Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Members are transferring to Genesis, and Genesis is purchasing from the Members the Units (the "Purchased Units"), free and clear of any Encumbrance, and, as a result of such acquisition, Genesis will own all of the issued and outstanding Units and Fintech will be a wholly-owned subsidiary of Genesis (such transactions being referred to herein, collectively, as the “Acquisition”).

Concurrently with the execution of this Agreement, each of the Members shall deliver a Security Holder Consent Agreement in the form attached hereto as Exhibit A in respect of the Purchased Units, executed by each Member.

1.2

Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Genesis of the Purchased Units, Genesis hereby is issuing and allotting to the Members the Exchange Shares (the “Purchase Price”). Upon issuance, the Exchange Shares will be validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights, and Fintech is acquiring legal and beneficial ownership of the Exchange Shares free and clear of all Encumbrances.

1.3

Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF

FINTECH

Fintech hereby represents and warrants to Genesis as follows:

2.1

Organization; Standing; Qualification and Power

(a)  Fintech is a company duly organized, validly existing and in good standing under the Laws of the State of Oregon.

(b) Fintech has all necessary power and authority to conduct its business as currently conducted and to perform its obligations under this Agreement.

(c) Fintech is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of the business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

2.2

Authority; Execution and Delivery; Enforceability. Fintech has all requisite power and authority to execute, deliver and perform its or his obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery Fintech of this Agreement has been, and the consummation of the transactions contemplated hereby has been, when delivered, duly and validly authorized by all requisite corporate action on the part of Fintech.  This Agreement has been, and upon its execution, will be duly and validly executed and delivered by Fintech.  This Agreement constitutes a valid and binding obligations of Fintech, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

2.3

Capitalization.

(a) All of the issued and outstanding ownership interest of Fintech is owned by the Members. All of Fintech’s issued and outstanding Units are duly authorized, validly issued, fully paid, non-assessable and free of any preemptive or similar rights.  There are no outstanding (i) securities convertible into or exchangeable for ownership interests of Fintech; (ii) options, warrants, calls or other rights to purchase or subscribe for ownership interests  of Fintech; or (iii) contracts of any kind to which Fintech is subject or bound requiring the issuance after the date hereof of (A) any ownership interests of Fintech, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).  No Person other than the Members owns, directly or indirectly, or has the right to vote or control any ownership interests of Fintech.

(b) There are no voting trusts, proxies or other agreements or understandings to which Fintech is bound with respect to voting of any Units or other ownership interests of Fintech. Fintech does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, and it is not subject to any obligation or requirement to provide for or make any investment in any Person.  Fintech is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(c) Fintech does not own any equity interest in any Entity.  Fintech has not agreed, and is not obligated to make, any future investment in or capital contribution to any Entity.

2.4

No Conflict; Consents.

(a) The execution, delivery and performance of this Agreement by Fintech, and the consummation by Fintech of the transactions contemplated hereby, will not (i) violate any provision of the articles of organization, (or other comparable governing documents) or any resolution adopted by the Members or managers of Fintech; (ii) conflict with, result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination, amendment, modification, acceleration or cancellation of obligations) under, any Material Contract to which Fintech is a party or by which Fintech or any of its properties or assets are bound; or (iii) violate any Law applicable to Fintech or by which any of its properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Fintech, and the consummation by Fintech of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority or third party except for the consent of Fintech’s Members.

2.5

Full Disclosure. To Fintech’s Knowledge, there are no material facts or information, individually or in the aggregate, relating to the business, prospects, condition (financial or otherwise), affairs, operations, assets or properties of Fintech that have not been disclosed to Genesis by Fintech and which have had or would reasonably be expected to have a Material Adverse Effect or which would be viewed by a reasonable investor as are reasonably necessary to enable Genesis to make its investing decision.

2.6

No Additional Representations. Except for the representations and warranties of Fintech contained in this Agreement, Fintech is not making and has not made, and no other Person is making, or has made, on behalf of Fintech, any express or implied representations or warranties in connection with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GENESIS

Genesis hereby represents and warrants to Fintech as follows:

3.1

Incorporation and Authority of Genesis. Genesis is a corporation validly existing and in good standing under the Laws of the state of Wyoming.

3.2

Authority; Execution and Delivery.

Genesis has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery by Genesis of this Agreement has been, and the consummation of the transactions contemplated hereby, has been duly and validly authorized by all requisite corporate action on the part of Genesis. This Agreement has been duly and validly executed and delivered by Genesis. This Agreement constitutes a valid and binding obligation of Genesis enforceable against it in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

3.3

No Conflict; Consents

(a) The execution, delivery and performance of this Agreement by Genesis, and the consummation by Genesis of the transactions contemplated hereby, will not, (i) violate any provision of the certificate of formation or bylaws  (or other comparable governing documents) of Genesis; (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination, amendment, modification, acceleration or cancellation of obligations) under, any of the terms, conditions or provisions of any material Contract, to which Genesis is a party or by which any of its properties or assets are bound; or (iii) assuming that all consents, waivers, approvals, authorizations and other Permits have been obtained and all filings, registrations and notifications have been made, (b), violate any Law applicable to Genesis or by which any of its properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not prevent or materially impair or delay Genesis’ ability to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by Genesis, and the consummation by Genesis of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, except for such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications which, if not made or obtained, would not prevent or materially impair or delay Genesis’s ability to consummate the transactions contemplated hereby.

3.4

No Additional Representations.  Except for the representations and warranties of Genesis contained in this Agreement Genesis is not making and has not made, and no other Person is making, or has made, on behalf of Genesis, any express or implied representations or warranties in connection with this Agreement.

ARTICLE IV

TAX MATTERS

4.1

Preparation and Filing of Tax Returns; Payment of Taxes.

Fintech shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by Fintech for all taxable periods ending on or prior to the Effective Date (“Pre-Closing Period”), including those Tax Returns due after the Effective Date (“Pre-Closing Period Tax Returns”) and shall timely pay, or cause to be paid, all Taxes shown to be due and payable thereon. All such Tax Returns shall be prepared and filed in a manner that is consistent with prior practices, except as required by applicable Law. Fintech shall deliver a draft of such Pre-Closing Tax Returns to Genesis for its review and consent or comment.  Such Tax Returns shall be delivered by Fintech to Genesis not less than thirty (30) days prior to the due date on which such Pre-Closing Tax Returns are due to be filed (taking into account any applicable extensions).

4.2

   Cooperation.

(a)

Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the completion of and the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (A) to retain all books and records with respect to Tax matters pertinent to Fintech relating to any taxable period beginning before the Effective Date until expiration of the statute of limitations (and, to the extent notified by a Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records relating to any taxable period beginning before the Effective Date and, if the other Party so requests, each Party, as the case may be, shall allow the other Party to take possession of such books and records relating to any taxable period beginning before the Effective Date.

(b)

The Parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

4.3

Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) payable in connection with this Agreement shall be borne by the Parties equally. Genesis shall timely file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Genesis shall join in the execution of any such Tax Returns and other documentation.

4.4

   Tax Indemnification.

(a)

Fintech shall indemnify, defend and hold harmless Genesis against, and shall reimburse Genesis for, any and all Taxes imposed on Fintech relating to or attributable to Pre-Closing Periods.

(b)

Genesis shall indemnify, defend and hold harmless Fintech against, and shall reimburse Fintech for, any and all Taxes imposed on Fintech relating to or attributable to any taxable period beginning after the Effective Date.

(c)

Any party entitled to receive indemnification under this Section 4.4 (the “Tax Indemnified Party”) agrees to give prompt written notice to the Party or Parties required to provide such indemnification (the “Tax Indemnifying Parties”) upon the occurrence of any damages arising out of, based upon or relating or attributable to any item described in Section 4.4(a) and (b) or the assertion of any claim or the commencement of any action or proceeding in respect of which such damages may reasonably be expected to occur, but the Tax Indemnified Party’s failure to give such notice will not affect the obligations of the Tax Indemnifying Party under this Section 4.4 except to the extent that the Tax Indemnifying Party is materially prejudiced thereby.

4.5

Tax Treatment.  Fintech and Genesis agree to treat any payment made pursuant to Section 4.4 as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE V

MISCELLANEOUS

5.1

Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive for a period of 24 months hereafter. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.

5.2

Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:

5.3

 Specific Performance. The Parties acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

5.4

No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

5.5

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.6

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld). Any purported assignment of a party's rights under this Agreement in violation of the preceding sentence shall be null and void.

5.7

Entire Agreement; Amendments. This Agreement (including any Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

5.8

Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.9

Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.10

Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

5.11

Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm's length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

ARTICLE VI

CERTAIN DEFINITIONS

6.1

Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

 “Acquisition” has the meaning ascribed to such term in Section 1.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, agreement, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

 “Dollars” or “$” means U.S. dollars.

“Encumbrance” means any lien, encumbrance, encroachment, security interest, pledge, mortgage, easement, deed of trust (or similar security instrument), option, title defect, covenant, easement, conditional, installment or contingent sale or other title retention agreement or lease in the nature thereof, hypothecation or restriction on transfer of title or voting, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer of securities generally arising under any applicable federal or state securities Laws.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Governmental Authority” means any supranational, federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign (including any Gaming Authority).

 “Knowledge” means (i) when used with respect to Seller, the actual knowledge, after and assuming reasonable inquiry, of any of the Sellers and (ii) when used with respect to Genesis, the actual knowledge, after and assuming reasonable inquiry, of Genesis.

“Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction, decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

 “Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of Fintech, taken as a whole; provided, however, that the following shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections; (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof); (iii) changes in the industries in which Fintech operates or seasonal fluctuations in its business; (iv) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war; (v) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; (vi) compliance by Fintech with the terms of this Agreement, including the failure to take any action restricted by this Agreement; or (vii) the identity of Genesis or Genesis’s plans for the customers, suppliers, employees, businesses, operations or assets of Fintech; unless, in the cases of clauses (i) through (v), any such fact, event, change, effect, development, or occurrence has a materially disproportionate effect on Fintech, when compared to other companies operating in the same industry in which Fintech operates.

“Material Contract” has the meaning ascribed to such term in Section 2.9.

 “Person” means and includes any domestic or foreign natural individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

 “Proceeding” means any claim, action, suit, investigation, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchase Price” has the meaning ascribed to such term in Section 1.2.

“Purchased Units” has the meaning ascribed to such term in Section 1.1.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

 “Tax” or “Taxes” means, with respect to any Person, any U.S. federal, state, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments of a similar nature including, without limitation, any income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

GENESIS FINANCIAL, INC.

By:   /s/ John R. Coghlan

Name:  /s/ John R. Coghlan

Title: CEO

FINTECH HOLDINGS, LLC

By:   /s/ Roy Rose

Name:  Roy Rose

Title: Manager